Exhibit 99.1

Independent Auditors’ Report

The Board of Directors and Shareholders of Health Care REIT, Inc.

We have audited the accompanying combined Statement of Revenues (the “Statement”) of the Portfolio for the year ended December 31, 2014.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the Statement in accordance with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the Statement that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditor’s judgment, including the assessment of risks of material misstatements of the Statement, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statement referred to above presents fairly, in all material respects, the combined revenues described in Note 1 of the Portfolio for the year ended December 31, 2014 in conformity with U.S. generally accepted accounting principles.

Basis of Accounting

As described in Note 1 to the combined financial statement, the accompanying combined statement has been prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission and for inclusion in a Form 8-K of LTC Properties, Inc., and is not intended to be a complete presentation of the Portfolio’s combined revenues and expenses.  Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP
Ernst & Young LLP

Toledo, Ohio

July 31, 2015

THE PORTFOLIO

COMBINED STATEMENT OF REVENUES

(In thousands)

Year Ended
December 31, 2014

Revenues:
Rental income	$13,725

The accompanying notes are an integral part of this Combined Statement of Revenues.

THE PORTFOLIO

NOTES TO COMBINED STATEMENT OF REVENUES

1. Background and Basis of Presentation

The accompanying Combined Statement of Revenues (“Historical Summary”) includes the operations of the fee simple interests in a portfolio of 10 seniors housing properties (9 of which are located in Wisconsin with the other property located in Illinois) owned by Health Care REIT, Inc. (the “Company”), which are leased pursuant to an absolute net master lease (“Master Lease”), collectively referred to as the “Portfolio” or the “Properties”.  The Company has entered into a purchase and sale agreement with LTC Properties, Inc. (“LTC”) to sell the Portfolio.

The accompanying Historical Summary was prepared for the purpose of complying with Rule 3-14 of Regulation S-X as promulgated by the Securities and Exchange Commission in connection with LTC’s expected acquisition of the Properties. The Historical Summary is not representative of the actual operations of the Properties for the period presented nor indicative of future operations. In addition, all expenses, primarily amortization and interest expense, which may not be comparable to the expenses to be incurred by LTC in future operations of the Properties, have been excluded. Additionally, the Company’s Master Lease is structured in such a way that the tenant is responsible for all of the operating expenses of the Properties. As the Company does not expect to incur any operating expenses in the future operations of the Properties, they have been excluded from this Historical Summary. However, the Company would be required to pay property taxes on the Properties in the event the tenant fails to pay them. The total estimated property taxes for the year ended December 31, 2014 were $1,766,000.

THE PORTFOLIO

NOTES TO COMBINED STATEMENT OF REVENUES

2. Summary of Significant Accounting Policies

The Historical Summary included herein was prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and with the special instructions for real estate operations to be acquired under Rule 3-14 of Regulation S-X. The information furnished includes all adjustments and accruals of a normal recurring nature, which, in the opinion of management, are necessary for a fair presentation of results for the year ended December 31, 2014.

Revenue Recognition

Revenue is recorded in accordance with U.S. GAAP, which requires that revenue be recognized after four basic criteria are met. These four criteria include persuasive evidence of an arrangement, the rendering of service, fixed and determinable income and reasonably assured collectability.  Leases with fixed annual rent escalators are generally recognized on a straight-line basis over the initial lease period subject to a collectability assessment.  The Company monitors collectability on an ongoing basis and if our evaluation indicates that collectability is not reasonably assured, we may place an investment on non-accrual or reserve against all or a portion of current income as an offset to revenue.  The Company considers receivables that are 90 days past due to be delinquent.  The Master Lease is accounted for as an operating lease and has fixed annual rent escalators, however, straight-line rent has not been recognized based on the Company’s collectability assessment.

Use of Estimates

The preparation of the Historical Summary in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions of the reported amounts of revenues and certain expenses during the reporting period. Actual results could differ from those estimates used in the preparation of the Historical Summary.

THE PORTFOLIO

NOTES TO COMBINED STATEMENT OF REVENUES

3.  Subsequent Events

The Company has evaluated subsequent events through July 31, 2015, the date which this Historical Summary has been issued, and has determined that there have not been any events that have occurred that would require adjustments to the disclosures in the Historical Summary.